Exhibit 99.2

CORPORATE PARTICIPANTS

Steven Gerard

CBIZ, Inc.—Chairman and CEO

Ware Grove

CBIZ, Inc.—SVP and CFO

CONFERENCE CALL PARTICIPANTS

Jim MacDonald

First Analysis Securities—Analyst

Josh Vogel

Sidoti and Compan—Analyst

Vincent Colicchio

Noble Financial Markets—Analyst

PRESENTATION

Operator

Welcome to the CBIZ third-quarter results conference call. The conference has now begun. The host for today’s call will be Steven Gerard, Chairman and CEO of CBIZ. All participants are muted and there will be a question-and-answer session at the end of the call.

At this time, I would like to turn the call over to Steven Gerard. Thank you.

Steven Gerard—CBIZ, Inc.—Chairman and CEO

Thank you, Joanne. Good morning, everyone, and thank you for calling into CBIZ’s third-quarter 2011 results conference call. Before I begin with my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in; however, I ask that if you have questions, you hold them until after the call, and we’ll be happy to address them at that time.

This call is also being webcast and you can access the call over our website, www.CBIZ.com. You should have all received a copy of the press release we issued this morning. If you did not, you can access that on our website or call our corporate office for a copy.

Finally, remember that during the course of the call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can, and sometimes do, differ materially from those projected in forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K and press releases.

Joining me on the call this morning are Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer.

Prior to the opening today, we were pleased to announce our third-quarter results. And in what is continuing to be a somewhat sluggish market for our clients, we reported earnings per share of $0.10 versus $0.09 the same quarter last year; and for the nine months this year, $0.60 versus $0.48 compared to last year. We did this at a time when we were successful in holding our operating margins. And we are pleased to note that we are basically on plan to where we thought we would be when we gave you an indication in the beginning of the year. With that, let me turn it over to Ware to go through the details, and I’ll come back to give you some color on the markets as we see them.

Ware Grove—CBIZ, Inc.—SVP and CFO

Thanks, Steve, and good morning, everyone. I want to take a few minutes to review the highlights of the numbers we released this morning for the third-quarter and nine-month results for the period ended September 30, 2011.

The business continues to perform in line with our expectations this year. While revenue growth continues at a modest pace this year, our cash flow continues to be strong, and we are pleased to be able to report significant increases to earnings per share from continuing operations for the nine months. As we compare results this year to last year, please bear in mind that we recorded two unique non-operating items in 2010 that impacted results. First, there was a lease restructuring charge of approximately $0.02 per share that was recorded in the first quarter of 2010 in connection with our Financial Services acquisition in Boca Raton, Florida. And secondly, there were financing-related charges of approximately $0.02 per share that were recorded in the third quarter of 2010 in connection with the early redemption of $60 million of our 3.125% convertible notes. The reported earnings per share was $0.48 per share for the nine months a year ago, and when we exclude these two unique non-operating items, we consider that $0.52 per share to be a normalized and adjusted number for 2010. So that’s what we are comparing to.

With that in mind, also note that the results of $0.60 per share recorded for the first nine months this year include a gain of $0.02 per share from the sale of our wealth management business that occurred in the first quarter this year. Normalized results excluding this gain represent an 11.5% increase in earnings per share over the $0.52 per share that is adjusted for 2010.

Now as we outlined at the beginning of this year, we expected modest growth in revenue throughout 2011. For the third quarter, total revenue grew by $1.2 million or 0.7%, with same unit growth declining by 2.1% in the quarter compared with the third quarter a year ago. Now, trends in the same unit revenue numbers have stabilized throughout this year. For the nine months, same unit revenue declined by 1% this year compared with a decline that we had experienced for the nine months a year ago of 4.4%. For the nine months this year, total revenue grew by 0.8%, and the acquisitions we have made within the past 12 months are performing as expected, and are making a good contribution to both revenue and to earnings. Also, EBITDA has increased to $75.8 million for the nine months ended this year.

Turning to each of our segments, in Financial Services, same unit revenue in the third quarter declined by 2.2%. For the nine months, same unit revenue has declined by 1.1%. Let me remind you that seasonally the third-quarter revenue for Financial Services is typically driven by more discretionary projects rather than core tax and accounting-related work. Therefore, this typically presents a challenge in the third quarter. We have continued to experience modest increases in our yield or the rates realized on client engagements, but we also continue to see weakness in client demand or the volume of hours needed by clients. As a result, we have aligned our headcount and our resources appropriately with client demand. For the nine months, we have been able to increase margin contribution in this segment of our business.

With respect to Employee Services, same unit revenue in the third quarter increased by 0.4%, and for the nine months same unit revenue has declined by 0.3% compared with a year ago. The factors we have outlined earlier in the year continue to impact this group. Continued softness in the property and casualty market pricing, along with softness in our core benefits business have created challenges to growth this year. On a more positive note, we are seeing nice growth in our retirement advisory business, our HR consulting and recruiting business, and in our payroll business services. As a result of lower property and casualty-related carrier bonuses received this year, however, the margin contribution in this segment is down slightly over 100 basis points for the nine months as the impact of lower bonus commission revenue cannot easily be directly mitigated by lower expense structures.

Now turning to the Medical Management Professionals business, same unit revenue in the third quarter declined by 5.5%. For the nine months, same unit revenue declined by 3.9%. The overall number of procedures processed by this group has remained relatively stable compared with the volume of procedures a year ago; but as we have indicated throughout this year, generally lower reimbursement rates combined with changes in the way certain radiology procedures are defined and reimbursed, have had a negative impact on revenue in this segment.

We expect this will persist for the balance of the year. As a result of cost control measures and productivity improvements related to system technology improvements within this group for the nine months this year, this group has achieved an increase in contribution margin. They are doing a great job managing their margin contribution in a very challenging environment. We expect that these revenue pressures will persist for the balance of the year, however, and we continue to expect that the contribution from this group will be relatively flat for the full year compared with the contribution from the prior year.

Looking at our effective tax rate, we benefited from the release of several reserves in the third quarter, so you will quickly note a relatively low rate in the third quarter. Importantly, our nine-month effective rate is now at 40.5%. As we indicated earlier in the year, we continue to expect the full-year effective rate will be approximately 40% to 41%.

As you look at our cost structure and look at our operating margins, let me remind you of the impact of accounting for gains and losses in our deferred compensation plan. These numbers are included within the footnotes to the earnings release. Now, eliminating the impact of these gains and losses for the nine-month results, the gross margin from operations was 14.8% this year compared with 14.4% for the normalized and adjusted results a year ago, which exclude the lease restructuring and the financing costs. We are doing a nice job managing costs and aligning resources to client demand, and so we have been able to improve margins in both our Financial Services and Medical Management Professional groups for the nine months. However, the impact of lower carrier bonus commission revenue, primarily focused in the property-casualty area, has resulted in somewhat lower margins in our Employee Services Group.

The increase you see in our general administrative expense in the third quarter was driven largely by the fact that we recorded a $1.1 million legal recovery settlement in the third quarter a year ago. And that served to reduce our expenses a year ago. Eliminating the impact of the gains and losses on deferred compensation plan assets, the general administrative expense for the nine months was approximately 4.4% of revenue compared with 3.9% of revenue a year ago. In addition to the increase in legal expense that I described, we have also accrued incentive compensation at a somewhat accelerated pace this year compared to the nine months a year ago. That’s commensurate with the increase in earnings per share that have occurred year-over-year this year for the first nine months.

Cash flow continues to be strong. Cash earnings for the nine months were approximately $51 million or $1.02 per share compared with approximately $53 million or $0.87 per share for the nine months a year ago. These numbers are outlined in the schedule attached to the earnings release that we issued this morning.

Days sales outstanding on receivables was 80 days at September 30 this year, and that compares with 81 days at September 30 a year ago. Bad debt expense has been accrued at 65 basis points of revenue this year for the nine months, compared with 60 basis points of revenue at this point for the nine months a year ago.

Now at September 30 this year, the outstanding balance on the $275 million unsecured credit facility was approximately $160 million. That compares with approximately $119 million outstanding at the beginning of this year. The $40 million to $41 million increase in this balance outstanding is attributed to redeeming and refinancing the approximate $40 million of the remaining 3.125% convertible notes that we accomplished in June.

Now in addition to that, through the first nine months, we have used approximately $26.5 million of cash for acquisition-related payments. In addition to that, as we explained in the earnings release, we used approximately $7.3 million of funds in the third quarter to purchase approximately 1.1 million shares of our common stock in the open market. Year-to-date, we have also used approximately $3.9 million for capital expenditures; $3.0 million in the third quarter, which was primarily related to an office move.

Looking beyond this year, future earnout payments for acquisitions already completed are anticipated at approximately $32 million in 2012; $9 million in 2013; $2 million in 2014; and $2 million in 2015, assuming that the acquisitions all achieve the targets that we have set.

Let me remind you that we continue to have priority on using our capital for making strategic acquisitions. We continue to have a full pipeline of potential acquisitions, and we always have a number of potential strategic acquisitions under review. Our use of funds for share repurchase activity is opportunistic, and will likely be limited to those amounts needed to neutralize dilution from option grants and other sources of new share issues. In the third quarter, we purchased about 1.1 million shares of our common stock in the open market, as we saw a buying opportunity to accomplish this goal during the recent market decline. The recent share repurchase activity will have a nominal impact on share count through 2011. Our expected share count for 2011 continues to be approximately 50 million shares.

So to sum up, for the nine months this year, coupled with a modest increase in total revenue that we have achieved, we are carefully managing our costs in this environment, and we’re happy to achieve a significant increase in earnings per share and an increase in EBITDA contribution for the nine months this year.

Now as we look ahead to the balance of the year, we really do not expect any change in the economic conditions that are impacting our small to mid-sized clients that we typically serve. Our Medical Management Professionals business will remain under pressure, with reimbursement rate declines continuing to impact this business. As a result, for the full year, we continue to expect to achieve modest revenue growth, and we continue to expect that earnings per share will increase within a range of 10% to 15% over the normalized and adjusted $0.52 per share that we recorded for the full year of 2010.

So with these comments, let me conclude and I’ll turn it back over to Steve.

Steven Gerard—CBIZ, Inc.—Chairman and CEO

Thank you, Ware. Let me just comment a little bit on what we’re seeing in the market. Clients that we serve are not yet ready to invest in their businesses, but they are not in any significant amount of financial distress. So we have characterized the current period as no significant change from what we’ve seen in the past year. We continue to focus on the client retention and gaining market share. We continue to focus on managing our margin in this uncertain time.

With respect to the acquisition pipeline, it is as full as it normally is. We have quite a number of potential acquisitions, although I’m not sure that there will be any significant acquisitions in the fourth quarter.

With that, let me stop and take the questions of our analysts and shareholders, and then come back with some concluding thoughts.

QUESTION AND ANSWER

Operator

Jim MacDonald, First Analysis.

Jim MacDonald—First Analysis Securities—Analyst

Can we talk a little bit about margin? You say margins have improved year-over-year for the nine months, but if I calculated it right with the Rabbi Trust, they’re actually down in the third quarter. Any reason for that? Is it the project weakness?

Steven Gerard—CBIZ, Inc.—Chairman and CEO

Are you talking about Financial Services or in general?

Jim MacDonald—First Analysis Securities—Analyst

In general.

Ware Grove—CBIZ, Inc.—SVP and CFO

Yes, Jim, a couple of things. First of all, with Financial Services, typically, the third quarter is seasonally a real challenge for us. And that’s been true this year, particularly in a couple of units where we have—margin has declined year-over-year.

In our Medical Professionals business, you’ll remember that we had a pretty good margin lift in the first half, but we also guided that margin lift may not be sustainable throughout the balance of the year in the third and fourth quarter, just because many of the cost reductions that were undertaken were undertaken mid-year a year ago. We’re starting to lap that cost structure. And so those are a couple of things that are impacting margins. Those are primarily the things that we can talk about.

Jim MacDonald—First Analysis Securities—Analyst

So does that imply Q4 is also going to be relatively difficult from a margin point of view?

Ware Grove—CBIZ, Inc.—SVP and CFO

Yes, again, the Medical Management Professionals growth is doing a great job managing, but they’re still under some pressure on the top line. And you may see a little margin degradation in the fourth quarter compared to fourth quarter a year ago, just because they took out the costs earlier in the year.

The Financial Services group may bounce back a little bit, but the second half is typically more of a challenge than the first half.

Jim MacDonald—First Analysis Securities—Analyst

And stepping back, how’s the competitive environment in general in Financial Services? And any expected impact of the RSM move?

Steven Gerard—CBIZ, Inc.—Chairman and CEO

No significant impact expected from the RSM move. Throughout whatever troubles they have, they were a good competitor and they’re still a good competitor. We don’t expect that to have any impact on our business at all.

With respect to the other competitive environment, I think what we’re seeing is continued consolidation in each of our major businesses, and continued fee pressure as renewals come up in, again, each of our major businesses. Not unlike what we’ve seen basically for the past two years. I wouldn’t say that it’s any greater than it has been in the past, but it’s still a tough market out there. And when the economy is not growing, the way you grow your business is either acquisitions or taking share from somebody else. Taking share from somebody else usually involves fee pressure.

So I would call it unchanged from the beginning of the year but not dramatically worse. And regrettably, not dramatically better.

Jim MacDonald—First Analysis Securities—Analyst

Just one more general, then I’ll step back in. Any more thoughts on how the health broker commission issue is going to move forward here? I suppose there’s legislation that could change all this, but any general thoughts as we go into the benefits renewal season?

Steven Gerard—CBIZ, Inc.—Chairman and CEO

Yes, there is. Yes, things could change either through the Supreme Court or through legislation, but assuming that the current rules stay in place at least for the foreseeable future—what we’re seeing as a result of the MLR in particular is much more discussion with clients with respect to what our fees are on the Employee Services side versus less discussion, historically, when it was all bundled.

So what you’re seeing is most of the carriers talking about splitting it out and making it more transparent. We are not seeing any significant amount of degradation, however, in the pricing because we continue to come to market as a consultative company that provides value to our clients. So there’s more talk on the edges. There could be some more pressure, but hey, it has not impacted us year-to-date, and I don’t expect it will have a significant impact next year, either.

Jim MacDonald—First Analysis Securities—Analyst

All right. Thanks, guys.

Operator

Josh Vogel, Sidoti and Company.

Josh Vogel—Sidoti and Company—Analyst

Just a couple of quick ones here. Ware, you were talking about the corporate, general and administrative line. Could you remind me—is there a portion of the deferred comp plan in that line?

Ware Grove—CBIZ, Inc.—SVP and CFO

Yes, there is. There’s a small portion of the deferred comp plan in that line. It’s 10% to 15% of the overall gain or loss that gets allocated to corporate versus operating expense.

Josh Vogel—Sidoti and Company—Analyst

Okay, great. And I may have missed it, but did you talk about—do you expect the tax rate to revert back to the low 40% range for Q4?

Ware Grove—CBIZ, Inc.—SVP and CFO

Yes, if year-to-date were at 40.5%, our expectation is to maintain that for the full year.

Josh Vogel—Sidoti and Company—Analyst

Okay, great. And last quarter, you were talking about headcount being down a 6% change through the first half of the year. Just curious about the headcount actions you took last quarter.

Ware Grove—CBIZ, Inc.—SVP and CFO

It’s consistent with where we’ve been throughout the year. We’ve kept the resources and the costs pretty well aligned, appropriate to the environment we’re operating in, so that we can protect margins. So about the same.

Josh Vogel—Sidoti and Company—Analyst

Okay.

Ware Grove—CBIZ, Inc.—SVP and CFO

There are many collective investments where we have opportunities, but net at the end of the day, we’re managing headcount and costs pretty carefully.

Josh Vogel—Sidoti and Company—Analyst

Okay. And just last one and I’ll jump back in, but I know it’s a little early here, but can you give us any sort of sense of what your expectations for same unit growth are for 2012?

Steven Gerard—CBIZ, Inc.—Chairman and CEO

Yes, Josh, it is a bit early. We’re in the process of our budget business plan development as we speak. We typically try not to get ahead of that process and talk about it during the third-quarter report, which is why we have been able, during our first-quarter report, to give you as good of a year-over-year, or as good an indication of guidance as we think we’re going to come up with. So again, it is early.

There are some headwinds we had this year that may lessen a little bit. I think we will pick up a little bit on some acquisitions we did this year, but it’s going to be a little bit of a sluggish market going into next year. And I think we’re expecting some degree of growth. I can’t at this point tell you it will be dramatically different than this year but we’ll see.

Josh Vogel—Sidoti and Company—Analyst

Thank you very much.

Operator

Vincent Colicchio, Noble Financial Markets.

Vincent Colicchio—Noble Financial Markets—Analyst

Yes, if I heard you correctly, you said there may be some margin degradation on the MMP side next quarter. A couple of questions.

Have there been any changes in the competitive market there? And I know you’ve got more that you can do on the cost-reduction side. I think you said that may take place over the next 18 months.

Is there anything immediate you can do to—I mean, how immediate—are there any immediate changes you can make on that side of things?

Ware Grove—CBIZ, Inc.—SVP and CFO

Well, we’ve made a number of pretty dramatic changes, so the productivity and the cost structure in this business is vastly improved this year versus last year. And you may remember that mid-year, we had recorded a very sizable improvement in the margin. But we also guided you not to expect to maintain that increase in margin for the full year.

So yes, you may see a little bit of a drop-off in the fourth quarter, just because the costs that we took out were taken out a year ago. We are having good success bringing in our fair share, if not more than our fair share, of new clients on proposals. Our retention is improving, so that that bodes well, we think, for next year as the new clients come onboard.

Vincent Colicchio—Noble Financial Markets—Analyst

And, Steve, I think you mentioned last quarter that acquisition multiples were steady to firming up a bit. Is that having an impact on your ability to close a deal in the fourth quarter?

Steven Gerard—CBIZ, Inc.—Chairman and CEO

No. The acquisition multiples are basically unchanged. The fourth quarter versus any other quarter is just an issue of timing of the prospective acquisition and our ability to integrate it properly. It really isn’t being a function of multiples at all.

Vincent Colicchio—Noble Financial Markets—Analyst

And Ware, just one question for you, same year revenue for National Practices in the quarter?

Ware Grove—CBIZ, Inc.—SVP and CFO

Yes, I’m sorry, I kind of overlooked that because it’s a pretty minor piece. But in the quarter, Vince, the same unit revenue increased by 3.8%. Now, remember, our Edward Jones contract is in there. That’s a pretty steady cost-plus kind of a contract. We also have our merger and acquisition advisory business, and a healthcare consulting business, which is having a very good year, by the way.

And then for the full year, nine months, I’m sorry—the same unit revenue was up 9.3%. We did a couple of transactions in the M&A advisory business earlier in the year, so this group has benefited from that.

Vincent Colicchio—Noble Financial Markets—Analyst

Okay. Thanks for answering my questions.

Operator

Gentlemen, at this time, there are no further questions in the queue.

Steven Gerard—CBIZ, Inc.—Chairman and CEO

Okay. Well, if there are no more questions, we are available if anybody, obviously, wants to call in. Let me thank you all for listening.

The results this year-to-date for the nine months not only are in line with what we thought they would be and the way we guided, but given the markets that we’re in today, and given the pressures on our clients, we are comfortable with these results and comfortable with our ability in terms of not having robust revenue growth, being able to hold our performance and our margins the way we have.

So the credit for that goes to our 5,000 employees, most of whom I hope are listening in. I thank you again. And we look forward to talking to all of you after the end of the year.

With that, we’ll say good bye.

Operator

Ladies and gentlemen, this call has concluded. We thank you for your participation.